Exhibit 99.1

Manitex International, Inc. Appoints Laura R. Yu as Senior Vice President and Chief Financial Officer

BRIDGEVIEW, Il., October 10, 2018 – Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of cranes and specialized industrial equipment, today announced that Laura R. Yu has been named Senior Vice President and Chief Financial Officer of Manitex International, Inc., effective October 15, 2018.

Ms. Yu, who joined Manitex International in May 2018, as Vice President, Finance and Corporate Controller, has over twenty years of experience at both the strategic business unit and corporate level including accounting, finance, tax, cash management and leading finance teams. She has both private and public company experience, focused primarily in the public company industrial equipment sector. Her most recent position prior to Manitex was Director, Corporate Finance at Tenneco.

Ms. Yu spent more than ten years at Tenneco, a Fortune 500, publicly traded, global manufacturer of automotive and commercial equipment, with worldwide revenues of nearly $10 billion, having started as a Senior Financial Analyst there in 1999. She was also Division Finance Manager and Controller during her seven-year career at Filtran, LLC, owned by a Chicago-based PE firm, formerly part of SPX Corp, a NYSE-listed company with a market capitalization of over $1 billion and annual sales in excess of $1.4 billion in 2017. Her prior experience also includes five years at Quaker Oats and MS Management. During her career she has gained substantial expertise in accounting functions including consolidations, financial planning and analysis, Securities and Exchange Commission reporting, and cash management. She has a consistent track record implementing and managing best in class financial management, reporting and compliance practices. Ms. Yu holds a Bachelor of Science degree in Accounting from the University of Illinois at Chicago and is a Certified Public Accountant in the State of Illinois.

David Langevin, Chairman and Chief Executive Officer commented, “We are pleased to expand Laura’s responsibilities and announce her promotion to the role of Senior Vice President and Chief Financial Officer. Since joining Manitex International, she has quickly demonstrated her strong financial management, reporting and compliance abilities. She has exceptional leadership qualities and experience that will benefit the Company and our shareholders.”

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes and railroad cranes), truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Oil & Steel, Badger, Sabre, and Valla. The company also has a minority ownership in ASV Holdings, Inc. (NASDAQ:ASV), which manufactures and sells a line of high quality compact track and skid steer loaders.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
Steve Kiefer	Peter Seltzberg, Managing Director
President, Chief Operating Officer	Investor Relations
(708) 237-2065	(516) 419-9915
skiefer@manitexinternational.com	pseltzberg@darrowir.com